Exhibit 10.1
September 13, 2011
Paul Weichselbaum
57 Solomon Pierce Road
Lexington, MA 02420
Dear Paul:
This letter agreement (the “Agreement”) will confirm that we have agreed to the following terms and conditions regarding your separation from employment with LoJack Corporation (“LoJack” or the “Company”).
1. Employment Status. The parties have mutually agreed that your employment with LoJack will terminate effective as of September 16, 2011 (“Termination Date”). As of the Termination Date, you will also no longer hold the position of officer of any LoJack subsidiary.
2. Severance Payments. Provided that you execute this Agreement and do not revoke your signature, then LoJack will pay you twenty-six (26) weeks of severance (the “Severance Period”). Your severance pay will be calculated at a rate equal to your current biweekly gross salary of $13,076.93 and will be less withholdings as required by law or as authorized by you, including withholding for the employee portion of COBRA coverage. Your severance payments will be made to you in equal biweekly installments in accordance with LoJack’s usual pay schedule starting on the first regular pay date after the expiration of the Revocation Period described in Paragraph 12 below.
3. Vacation. Regardless of whether you sign this Agreement, on the Termination Date, LoJack will pay you the balance of your vacation days accrued but not yet taken as of the Termination Date, less withholdings as required by law.
4. Benefits. Your right to continue coverage under LoJack’s group dental and medical insurance plans under COBRA, 29 U.S.C. §1161 et seq., will commence on September 17, 2011. Benefit Concepts, LoJack’s COBRA administrator, will provide you with separate written information and notification of your right to continue such coverage. If you elect to continue coverage under COBRA, LoJack will pay the employer portion of the premium for such coverage through the Severance Period and the employee portion will be deducted from your severance payments. At the end of the Severance Period, your continuation of such coverage will be at your sole expense. The Company will provide outplacement services in accordance with the Company’s policy, through the New Directions Executive Program. New Directions will provide specifics outlining the benefits of this executive program. Your eligibility to participate in all other of LoJack’s benefit plans and programs will end on the Termination Date. Your Change in Control Agreement with the Company, dated December 4, 2009, shall terminate as of the Termination Date and, pursuant to the terms of the Change in Control Agreement, be of no further force and effect as of the Termination Date. LoJack will also support your tax preparation for the 2011 calendar year through our preferred vendor, GW Wade, so long as your taxes are filed no later than April 15, 2012, or we receive written notification of an extension or request thereof. GW Wade will bill LoJack directly for the approved expenses. This may be a taxable benefit to you.
You may elect to convert your Basic Life Insurance coverage to an individual policy with Reliance Standard Insurance Company. You also have the option to port any voluntary life insurance you have through LoJack. If you are interested in exploring either or both of these options, please contact the Benefits Department at LoJack for the appropriate forms as soon as possible. Please note that you only have 31 days from the Termination Date to submit these forms to Reliance Standard Insurance Company in order to convert/port your current coverage to individual policies.
If you have ever been a participant in the LoJack 401(k) Plan, you will receive an action package from ING Direct within the next few weeks from your Termination Date informing you of your distribution/rollover options.
5. 2011 Bonus: You shall be entitled to receive the prorated portion (for the period of time actually worked prior to your Termination Date) of your annual bonus for 2011, to be paid no later than March, 15, 2012, if earned, in accordance with the terms of the Company’s Annual Incentive Plan and consistent with the annual bonuses paid to the Company’s executive officers at such time under the Annual Incentive Plan.

6. Equity Awards: Except as otherwise provided in this Section 6, your outstanding equity grants shall be governed by the terms of the Company’s 2008 Stock Incentive Plan and the respective grant documents, including the stock option agreements and restricted stock agreements, as the case may be.
(a) A pro-rata portion of your November 2009 time based restricted stock grants will vest on the Termination Date per your agreement when the stock was granted. In addition, although the termination will not occur after the second anniversary of the Grant Date, the Compensation Committee has agreed to accelerate an additional third of the shares upon receipt of the fully executed agreement. Your February 2011 time based restricted stock grant and your February 2011 performance based restricted stock grant shall be forfeited in its entirety on the Termination Date.
(b) Your December 2010 performance share grant shall vest or be forfeited in a manner, and at such time, consistent with the Compensation Committee’s treatment of such performance shares for all other executive officers in 2012.
(c) The unvested portion of your stock option grants shall be forfeited in their entirety on the Termination Date. You shall be entitled to exercise all vested stock options for a period of three (3) months following the Termination Date.
7. General Release of Claims. In exchange for the promises set forth herein, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge LoJack Corporation and its directors, officers, employees, agents, successors and assigns (the “Releasees”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Releasees, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, The Genetic Information Nondiscrimination Act of 2008, the Older Workers Benefit Protection Act, the Family and Medical Leave Act and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with LoJack. You also hereby waive any claim for reinstatement, attorney’s fees, or costs. You represent that you have not previously filed or joined in any complaints, charges or lawsuits against LoJack pending before any governmental agency or court of law relating to your employment and/or the cessation thereof.
This General Release of Claims shall not apply to (a) any vested interest you may have in any 401(k), pension or employee welfare plan by virtue of your employment with LoJack; (b) any claim that may arise after you sign this Agreement; (c) any claim that may not be waived by law; (d) any claim by you to enforce this Agreement, and (e) any right you may have to file, cooperate or participate in any proceeding before a fair employment practices agency; provided, however that you hereby waive any right to recover any monetary benefits or damages in connection with any proceeding brought against LoJack on your behalf or on behalf of a class of which you may be a member.
8. Affirmation of Continuing Obligations; Return of LoJack Property. You hereby acknowledge and reaffirm your continuing obligations under your LoJack Corporation Employee Invention, Non-Competition and Confidentiality Agreement. All documents, records, materials, software, equipment, office entry cards or keys and other physical property, and all copies of the same that have come into your possession or been produced by you in connection with your employment, have been and remain the sole property of LoJack. You agree that you have returned all such property to LoJack by the Termination Date.

9. Non-solicitation; Non-hire; Covenant Against Competition. You agree that for a period of one (1) year after the Termination Date (the “Restricted Period”) you will not, directly or indirectly, on your own behalf or on behalf of any third person or entity, and whether through your own efforts or through the efforts or employing the assistance of any other person or entity (including without limitation any consultant or any person employed by or associated with any entity with whom you are employed or associated):
(a) knowingly hire or employ any employee of LoJack, or solicit or induce any such employee to terminate his/her employment or other relationship with LoJack.
(b) solicit or accept business, compensation, employment or other position from or own any interest in (i) any former or present partners, affiliates or foreign licensees of LoJack or with Absolute Software Inc. or SC Integrity Inc.; or (ii) any person or entity engaged in any aspect of the business of stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications, or the tracking and rescue of people at risk; provided, however, that this Section 9(b) shall not limit or restrict you or your employer from providing professional accounting, consulting or advisory services to LoJack, its officers or its licensees. You acknowledge that (i) the principal business of the Company (which expressly includes for purposes of this Section 9 and any related enforcement provisions hereof, its successors and assigns) is the offering of products and services relating to stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications; (ii) LoJack is one of the limited number of persons who have developed such a business; (iii) LoJack’s business is national and international in scope; (iv) your work for LoJack has given you access to the confidential affairs and proprietary information of the Company; (v) your covenants and agreements contained in Section 8 and this Section 9 are essential to the business and goodwill of LoJack; and (vi) LoJack would not have entered into this Agreement but for the covenants and agreements set forth in Section 8 and this Section 9. Accordingly, you covenant, agree and acknowledge that (i) you have had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants are reasonable in geographical and temporal scope and in all other respects. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
10. Confidentiality. You agree to keep strictly confidential, not to make public and not to disclose to anyone in any manner the terms of this Agreement except to your immediate family, state and federal tax authorities, your attorneys, tax preparers, accountants or other professional advisers, and except as may be necessary to enforce the Agreement or upon court order. You also may disclose this Agreement if required to do so in conjunction with any claim that you may file for unemployment compensation benefits.
11.  Non-Disparagement. You agree not to take any action or make any statement, written or oral, or make any posting on any website, blog or by any other electronic means, that disparages or criticizes LoJack or any of its affiliates, or their respective officers, directors, employees, or agents, or that is intended to, or that does in fact, damage any of their business or personal reputations or that interferes with, impairs or disrupts LoJack’s normal business operations.
12. Consultation with Counsel; Time for Signing; Revocation. You have the right to and should consult with an attorney of your own choice prior to signing this Agreement. You have until twenty-one (21) days from your receipt of this Agreement to decide whether to sign it. You will have seven (7) days after signing this Agreement to revoke your signature (the “Revocation Period”). If you intend to revoke your signature, you must do so in a writing addressed and delivered to me prior to the end of the 7-day revocation period. This Agreement shall not be effective, and neither LoJack nor you shall have any rights or obligations hereunder, until the expiration of the 7-day Revocation Period.
13. Section 409A. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are determined to be a “specified employee” as defined in Section 409A of the Code at the time any payment of nonqualified deferred compensation is made, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of your separation of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments of benefits ultimately paid or provided to you) until the date that is six months following your Termination Date with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code).

Further, it is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, applied and to the minimum extent necessary, amended, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
14. General Provisions.
a) Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.
b) Enforcement; Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.
c) Entire Agreement. This Agreement constitutes the entire agreement between you and LoJack concerning the terms and conditions of your separation from employment with LoJack, including all compensation and treatment of prior equity awards in connection therewith and, unless otherwise stated herein, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and LoJack on such subject matters, except as provided in Paragraph 7. You agree that LoJack has not made any warranties, representations or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.
d) Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of LoJack. The failure of you or LoJack at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.
Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to me. The other copy is for your records.
Sincerely,

/s/ Jeannine Lombardi-Giardina
Jeannine Lombardi-Giardina
Director of Human Resources

Accepted and Agreed:

/s/ Paul Weichselbaum	Dated: October 6, 2011
Paul Weichselbaum